                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                 Under the Securities Exchange Act of 1934

                            FORT BEND HOLDING CORP.
           --------------------------------------------------------
                                (Name of Issuer)

                    SECURITY 1, COMMON STOCK; and SECURITY 2.
           8% SUBORDINATED CONVERTIBLE DEBENTURES DUE DECEMBER 1, 2005
           -----------------------------------------------------------
                          (Title of Class of Securities)

                          SECURITY 1.  346824-10-5
                          SECURITY 1.  346824-AA-3
           --------------------------------------------------------
                                 (CUSIP Number)

                          F. George Dunham, III, CPA
                               The Millers Group
                               300 Burnett Street
                          Fort Worth, Texas 76102-2799
                                  (817)-348-3550
           --------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                   March 5, 1997
           --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

    If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. / /.

     Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of     Pages
                                        ---

                                 SCHEDULE 13D

CUSIP No. Security 1: 346824-10-5
          Security 2: 346824-AA-3

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

     A:  THE MILLERS MUTUAL FIRE INSURANCE COMPANY
     B:  F. GEORGE DUNHAM, III
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     A.  WC;
     B.  PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

     A.  TEXAS
     B.  UNITED STATES
-------------------------------------------------------------------------------
                              MILLERS MUTUAL              F. GEORGE DUNHAM, III

Number of Shares              (7) Sole Voting Power
 Beneficially Owned                 81,434.8/9.2%         4,700/0.5%
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                    -0-                    -0-
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                    81,434.8/9.2%         4,700/0.5%
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                    -0-                    -0-
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     A.  81,434.8
     B.  4,700
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*   /X/
     THE NUMBER OF SHARES BENEFICIALLY OWNED BY A EXCLUDES SHARES OWNED BY
     B AND THE NUMBER OF SHARES BENEFICIALLY OWNED BY B EXCLUDES SHARES
     OWNED BY A.
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     A.   9.2%
     B.   0.5%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     A.  IC
     B.  IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. Security 1: 346824-10-5
          Security 2: 346824-AA-3


ITEM 1.  SECURITY AND ISSUER
         Security 1:  Common Stock
         Security 2:  8% Convertible Debentures
         FORT BEND HOLDING CORP

ITEM 2.  IDENTITY AND BACKGROUND
         A.  THE MILLERS MUTUAL FIRE INSURANCE COMPANY
             300 Burnett Street
             Fort Worth, Texas  76102-2799
             Insurance
             Incorporated in Texas

         B.  F. GEORGE DUNHAM, III
             300 Burnett Street
             Fort Worth, Texas  76102-2799
             Insurance; President and Chief Executive Officer of The Millers
             Group
             Citizen of United States

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION
         A.  Working Capital
         B.  Personal Funds

ITEM 4.  PURPOSE OF TRANSACTION
         A.  Investment
         B.  Investment

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER
         A.  81,434.8/9.2%
         B.  4,700/0.5%

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.
         None

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS
         None

                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       March 17, 1997
                                       ----------------------------------------
                                       (Date)

                                       THE MILLERS MUTUAL FIRE INSURANCE COMPANY

                                       By: /s/ ALFRED P. CHAO
                                           ------------------------------------

                                           Alfred P. Chao
                                           ------------------------------------
                                           PRINT NAME

                                           Vice President and Controller
                                           ------------------------------------
                                           TITLE

                                 SCHEDULE 13D

CUSIP No. Security 1: 346824-10-5
          Security 2: 346824-AA-3

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

     A:  THE MILLERS MUTUAL FIRE INSURANCE COMPANY
     B:  F. GEORGE DUNHAM, III
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     A.  WC;
     B.  PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

     A.  TEXAS
     B.  UNITED STATES
-------------------------------------------------------------------------------
                              MILLERS MUTUAL              F. GEORGE DUNHAM, III

Number of Shares              (7) Sole Voting Power
 Beneficially Owned                 81,434.8/9.2%         4,700/0.5%
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                    -0-                    -0-
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                    81,434.8/9.2%         4,700/0.5%
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                    -0-                    -0-
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     A.  81,434.8
     B.  4,700
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*   /X/
     THE NUMBER OF SHARES BENEFICIALLY OWNED BY A EXCLUDES SHARES OWNED BY
     B AND THE NUMBER OF SHARES BENEFICIALLY OWNED BY B EXCLUDES SHARES
     OWNED BY A.
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     A.   9.2%
     B.   0.5%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     A.  IC
     B.  IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. Security 1: 346824-10-5
          Security 2: 346824-AA-3


ITEM 1.  SECURITY AND ISSUER
         Security 1:  Common Stock
         Security 2:  8% Convertible Debentures
         FORT BEND HOLDING CORP

ITEM 2.  IDENTITY AND BACKGROUND
         A.  THE MILLERS MUTUAL FIRE INSURANCE COMPANY
             300 Burnett Street
             Fort Worth, Texas  76102-2799
             Insurance
             Incorporated in Texas

         B.  F. GEORGE DUNHAM, III
             300 Burnett Street
             Fort Worth, Texas  76102-2799
             Insurance; President and Chief Executive Officer of The Millers
             Group
             Citizen of United States

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION
         A.  Working Capital
         B.  Personal Funds

ITEM 4.  PURPOSE OF TRANSACTION
         A.  Investment
         B.  Investment

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER
         A.  81,434.8/9.2%
         B.  4,700/0.5%

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.
         None

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS
         None

                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       March 17, 1997
                                       ----------------------------------------
                                       (Date)


                                       By: /s/ F. George Dunham, III
                                           ------------------------------------

                                           F. George Dunham, III
                                           ------------------------------------
                                           PRINT NAME